Exhibit 16.1

March 26, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by CollPlant Biotechnologies Ltd. (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the Annual Report on Form 20-F of CollPlant Biotechnologies Ltd. dated March 26, 2021. We agree with the statements concerning our Firm contained therein.

Very truly yours,

Tel-Aviv, Israel	/s/ Kesselman & Kesselman
March 26, 2021	Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited

Kesselman & Kesselman, Pwc Israel, 146 Derech Menachem Begin St. Tel-Aviv 6492103,

P.O Box 7187 Tel-Aviv 6107120 Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556, www.pwc.com/il

Kesselman & Kesselman is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity